Exhibit 10.2
Kevin Engel

Dear Kevin:

On behalf of Amkor Technology, Inc. (“Amkor”), I am very pleased to offer you a promotion to the position of President and Chief Executive Officer of Amkor. This letter (“Employment Letter Agreement”), dated as of October 21, 2025, contains important information about the terms and conditions of our offer of employment as President and Chief Executive Officer, effective upon the date our current President and Chief Executive Officer retires from the position (your “Promotion Date”), which we anticipate will occur on December 31, 2025.

Position: You will serve as President and Chief Executive Officer of Amkor. You will report directly to Amkor’s Board of Directors (“Board”). You will have such authority, duties and responsibilities as are customarily associated with the positions of President and Chief Executive Officer. Your principal place of employment will be at the offices of Amkor in Tempe, Arizona, subject to such travel as may be required in the performance of your duties and responsibilities. During your employment with Amkor, you agree to devote your full business time and best efforts to the performance of your duties and responsibilities. You further agree that, subject to the approval of the Board, you shall be appointed to or stand for election to the Board and, if so appointed or elected, serve as a member thereof for no additional compensation. You further agree that if your employment with Amkor ends, you shall immediately resign from the Board and all committees thereof, with this Employment Letter Agreement constituting notice of such resignation.

Base Salary and Bonus Opportunity: Your annual base salary (“Base Salary”) will be $900,000 initially and will be paid to you in accordance with Amkor’s normal payroll practices. Thereafter, your Base Salary shall be subject to review by the Board’s Compensation Committee (“Committee”) on at least an annual basis and may be adjusted by the Committee in its sole discretion. Subject to the terms and conditions of Amkor’s Amended and Restated Executive Incentive Bonus Plan (or successor), you will be eligible for a cash bonus for 2026 and thereafter with a target amount equal to 125% of your then Base Salary.

Equity Awards:  Subject to the terms and conditions of the Amkor Technology, Inc. 2021 Equity Incentive Plan (as the same may be amended, modified or replaced from time to time, the “Plan”) and the applicable award agreements, Amkor will grant you: (i) performance-based restricted stock units (“PSUs”) and time-based restricted stock units (“RSUs”) with a total grant date target value of $5,000,000, split between PSUs and RSUs, subject to substantially the same split and terms and conditions (including vesting and performance conditions) as established for other executive officers of Amkor; and (ii) a one-time promotion grant of RSUs with a total grant date target value of $1,000,000, vesting as to 50% on December 31, 2026 and 50% on December 31, 2027. The grant date for these awards is expected to be the date on which the Committee approves annual equity awards for executive officers of Amkor in February 2026. The grant date will be the date of approval by the Committee, or, if Amkor is in a blackout period on such date, the first day of the next open trading window following such approval.

Benefits and Vacation: You will continue to be eligible to participate in the retirement and welfare benefit plans that are generally available to other members of Amkor’s senior leadership team from time to time, in accordance with the terms and conditions of those plans thereof (and subject to any applicable waiting periods or other eligibility requirements), as amended from time to time. You will also be entitled to annual paid time off in accordance with Amkor’s paid time off policy as in effect from time to time.

Expenses: Upon presentation of appropriate documentation, Amkor will pay or reimburse you for reasonable travel, entertainment or other business expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with Amkor’s policies as in effect from time to time.

Termination and Severance: Your employment with Amkor is at-will, meaning that both you and Amkor (by action of the Board) may terminate your employment at any time and for any reason. Concurrently with the execution of this Employment Letter Agreement, you and Amkor will enter into the executive severance agreement attached hereto as Exhibit A to be effective on your Promotion Date (“Executive Severance Agreement”). Notwithstanding your Executive Severance Agreement, upon termination of your employment for any reason, you shall be entitled to payment of the following items: (i) unpaid Base Salary earned prior to your termination date; (ii) unused vacation time accrued prior to your termination date; and (iii) vested benefits earned under any employee benefit plan or program, in accordance with the terms and conditions thereof.

Section 409A: This Employment Letter Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Employment Letter Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by Amkor. Notwithstanding any other provision of this Employment Letter Agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for in this Employment Letter Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Employment Letter Agreement shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. Notwithstanding anything herein to the contrary, neither Amkor nor any of its affiliates shall have any liability to you or to any other person if the payments and benefits provided in this Employment Letter Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Your right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Code Section 409A.

Confidentiality and Restrictive Covenants: In consideration for your continuing employment by Amkor and promotion, and the payments, benefits and other perquisites described herein, you agree to adhere to the restrictive covenants contained in, the Executive Severance Agreement and the Confidentiality, Intellectual Property and Insider Information Obligations agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B, to be effective as of the Promotion Date. You represent and warrant that you are not subject to any non-compete, non-disclosure, or similar agreement or restrictive covenant that would materially impair your ability to perform the duties of your new position. You also acknowledge that: (i) your work for Amkor will give you access to confidential affairs and propriety information of Amkor and its affiliates; (ii) the restrictive covenants contained in the Executive Severance Agreement and the Confidentiality Agreement are essential to the business and goodwill of Amkor and its affiliates; and (iii) Amkor would not have made you this continuing offer of employment but for your agreement to become party to the Executive Severance Agreement and the Confidentiality Agreement.

Excess Compensation Recovery: The Board has adopted the Amkor Excess Compensation Recovery Policy (as the same may be amended, modified or replaced from time to time, “ECRP”). All Incentive-Based Compensation (as defined in the ECRP) payable to you hereunder is subject to recoupment pursuant to the ECRP.

Ethical Standards: You will be expected to observe the highest standards of ethical, personal, and professional conduct and to comply with Amkor’s policies, including its Code of Business Conduct, a copy of which has been provided to you.

Additional Terms: The terms of your employment may in the future be amended, but only by a writing which is signed by both you and, on behalf of Amkor, a duly authorized officer. This Employment Letter Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Employment Letter Agreement, including without limitation, the Executive Severance Agreement between Amkor and you dated February 13, 2023. If any portion or provision of this Employment Letter Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Letter Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Letter Agreement shall be valid and enforceable to the fullest extent permitted by law. This Employment Letter Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

Governing Law: This Employment Letter Agreement, including the schedules attached hereto, shall be governed in accordance with the laws of the State of Arizona, without regard to the principles of conflicts of laws thereof. Any legal proceeding arising out of or relating to your employment will be instituted in federal court in the State of Arizona (or, if such proceeding may not be brought in federal court, in the state courts located in Phoenix, Arizona), and you and Amkor hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) you or it may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

If these employment terms are satisfactory to you, please indicate your acceptance by signing this Employment Letter Agreement below, signing the Executive Severance Agreement and the Confidentiality Agreement, and returning one signed copy of each to me at your earliest convenience.

Sincerely,

Amkor Technology, Inc.

By: /s/ Mark N. Rogers
Mark N. Rogers
Executive Vice President and General Counsel

Accepted and Agreed To:

/s/ Kevin Engel
Kevin Engel

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